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Registration Statement No. 333-170331
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated November 4, 2010
(To Prospectus dated November 4, 2010)

PRICING TERM SHEET—FIXED RATE NOTES

The information in this pricing term sheet relates only to the offering of Notes (the "Notes Offering") and should be read together with (i) the preliminary prospectus supplement dated November 4, 2010 relating to the Notes Offering, including the documents incorporated by reference therein, and (ii) the related base prospectus dated November 4, 2010, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, Registration Statement No. 333-170331.

 0.750% Notes due November 15, 2013
1.500% Notes due November 15, 2015
3.150% Notes due November 15, 2020

Issuer:	The Coca-Cola Company
Security:	0.750% Notes due 2013 1.500% Notes due 2015 3.150% Notes due 2020
Size:	$1,250,000,000 of 2013 Notes $1,000,000,000 of 2015 Notes $1,000,000,000 of 2020 Notes
Maturity Date:	November 15, 2013 for 2013 Notes November 15, 2015 for 2015 Notes November 15, 2020 for 2020 Notes
Coupon:	0.750% per year for 2013 Notes 1.500% per year for 2015 Notes 3.150% per year for 2020 Notes
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2011
Price to Public:	99.953% for 2013 Notes 99.770% for 2015 Notes 99.694% for 2020 Notes
Benchmark Treasury:	0.500% due 10/15/13 for 2013 Notes 1.250% due 10/31/15 for 2015 Notes 2.625% due 08/15/20 for 2020 Notes
Benchmark Treasury Yield:	0.446% for 2013 Notes 1.028% for 2015 Notes 2.466% for 2020 Notes
Spread to Benchmark Treasury:	+32 bps for 2013 Notes +52 bps for 2015 Notes +72 bps for 2020 Notes
Yield:	0.766% for 2013 Notes 1.548% for 2015 Notes 3.186% for 2020 Notes

Make-Whole Call:	+5 bps for 2013 Notes +7.5 bps for 2015 Notes +10 bps for 2020 Notes
Expected Settlement Date:	November 15, 2010
CUSIP:	191216AN0 for 2013 Notes 191216AP5 for 2015 Notes 191216AR1 for 2020 Notes
Assigned Ratings:	Aa3 (Stable Outlook) by Moody's Investors Service, Inc. A+ (Stable Outlook) by Standard & Poor's Ratings Services A+ (Stable Outlook) by Fitch Ratings
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. HSBC Securities (USA) Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:	BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co Inc SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-508-4611, Goldman, Sachs & Co. toll free at 1-866-471-2526, HSBC Securities (USA) Inc. toll free at 1-866-811-8049, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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  Registration Statement No. 333-170331 Filed Pursuant to Rule 433 Supplementing the Preliminary Prospectus Supplement Dated November 4, 2010 (To Prospectus dated November 4, 2010)
PRICING TERM SHEET—FIXED RATE NOTES
0.750% Notes due November 15, 2013 1.500% Notes due November 15, 2015 3.150% Notes due November 15, 2020